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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------


                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 20, 1998

                            ------------------------

                          ORBITAL SCIENCES CORPORATION

         DELAWARE                    0-18287                         06-1209561
(State of incorporation)      (Commission File Number)        (I.R.S. Employer I.D. No.)

                            21700 ATLANTIC BOULEVARD
                             DULLES, VIRGINIA 20166
                                 (703) 406-5000
                          (Address and telephone number
                         of principal executive offices)




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ITEM 5.   OTHER EVENTS.

      On October 20, 1998, Orbital Sciences Corporation ("Orbital" or the "company") announced its third quarter 1998 financial results, reporting revenues of $193,488,000, an increase of 18% over 1997 third quarter revenues of $164,670,000. Quarterly net income increased 40% from last year, totaling $8,611,000 in the third quarter of 1998 as compared to $6,130,000 in the 1997 comparable quarter. The company also reported 1998 third quarter earnings per share on a fully diluted basis of $0.21, up 17% compared to $0.18 earnings per share on a fully diluted basis for the third quarter of 1997.

      For the first nine months of 1998, the company's revenues were $564,163,000, an increase of 32% over comparable 1997 revenues of $429,008,000. Net income for the first nine months increased 34% from last year, totaling $22,549,000 in 1998 as compared to $16,827,000 in the 1997 comparable period. The company also reported 1998 nine-month earnings per share on a fully diluted basis of $0.62, up 24% compared to $0.50 earnings per share on a fully diluted basis for the comparable period in 1997.

      The company's quarterly financial results by business sector were as follows:

      For the third quarter of 1998, Orbital's space and ground infrastructure systems sector, including launch vehicles, satellites, electronics and sensors, and ground systems, reported revenues of $166,386,000, an increase of 11% over 1997 third quarter revenues of $149,387,000. Infrastructure systems provided net income of approximately $20,574,000 in the 1998 third quarter, up 52% over 1997 third quarter net income of $13,505,000. For the first nine months of 1998, Orbital's space and ground infrastructure systems sector reported revenues of $478,428,000, an increase of 27% over 1997 nine-month revenues of $378,109,000. Infrastructure systems provided net income of approximately $55,597,000 in the first nine months of 1998, up 73% over 1997 comparable net income of $32,172,000.

      The company's satellite access products sector, including mobile satellite navigation, positioning and communications products and transportation management systems, generated revenues of $26,963,000 for the quarter, an increase of 77% over the 1997 comparable quarter revenues of $15,261,000. This sector reported a net loss in the third quarter of 1998 of $1,989,000 compared to net income of $117,000 in the 1997 quarter. The current quarter loss was in line with management's expectations for this business area. The company's satellite access products sector generated revenues of $85,273,000 for the first nine months of 1998, an increase of 68% over 1997 comparable period revenues of $50,796,000. This sector reported a net loss of $7,673,000 in the first nine months of 1998 as compared to net income of $1,468,000 in the 1997 nine-month period.

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      The company's affiliates, ORBCOMM Global L.P. and ORBIMAGE, which comprise the satellite services sector, generated revenues of $6,905,000 during the third quarter and $11,447,000 during the first nine months of 1998. Satellite services generated revenues of $401,000 and $1,033,000 in the comparable 1997 periods. As anticipated, satellite services reported net losses of $9,927,000 in the third quarter of 1998 as compared to net losses of $7,492,000 in the 1997 comparable quarter. Included in ORBCOMM's quarterly results is a charge of approximately $2,000,000 relating to its delayed initial public offering. ORBCOMM Global and ORBIMAGE reported combined net losses of $25,375,000 in the first nine months of 1998 compared to net losses of $16,813,000 in the 1997 comparable period.

                          Orbital Sciences Corporation
                            Financial Results Summary

THIRD QUARTER RESULTS:
                                            Sept 30, 1998        Sept 30, 1997     % Increase
                                            --------------       --------------    ----------
Revenues                                    $  193,488,000       $  164,670,000       18%
Gross Profit                                $   52,293,000       $   46,015,000       14%
Operating Income                            $   16,103,000       $   12,249,000       31%
Net Income                                  $    8,611,000       $    6,130,000       40%
Fully Diluted EPS                           $         0.21       $         0.18       17%


NINE MONTH RESULTS:

                                            Sept 30, 1998        Sept 30, 1997    % Increase
                                            --------------       --------------   ----------
Revenues                                    $  564,163,000       $  429,008,000       32%
Gross Profit                                $  154,518,000       $  119,366,000       29%
Operating Income                            $   41,588,000       $   29,301,000       42%
Net Income                                  $   22,549,000       $   16,827,000       34%
Fully Diluted EPS                           $         0.62       $         0.50       24%







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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       ORBITAL SCIENCES CORPORATION

Date: October 20, 1998                 By: /s/ Jeffrey V. Pirone
                                           -----------------------
                                           Jeffrey V. Pirone
                                           Executive Vice President and
                                            Chief Financial Officer



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